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                                                                    EXHIBIT 10.7

                                                                [EXECUTION COPY]

                              ADVISORY AGREEMENT
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          This Advisory Agreement (this "Agreement") is made and entered into as
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of July  22, 1998, by and between Anthony Crane Rental Holdings, L.P., a
Pennsylvania limited partnership ("Anthony Holdings"), Anthony Crane Rental,
                                   ----------------
L.P., a Pennsylvania limited partnership ("Anthony Crane" and, together with
                                           -------------
Anthony Holdings, the "Companies"), and Bain Capital, Inc., a Delaware
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corporation ("Bain").
              ----

          WHEREAS, the Companies desire to retain Bain and Bain desires to perform for the Companies, their subsidiaries and affiliates certain services following the recapitalization of the Companies pursuant to that certain Recapitalization Agreement dated June 1, 1998, and amended as of July 21, 1998, between Anthony Crane and the other persons a party thereto (the
"Recapitalization Agreement");
---------------------------

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

          1.   Term.  This Agreement shall be in effect for an initial term
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commencing on the date hereof and ending on the tenth anniversary hereof (the
"Term"), and shall be automatically extended thereafter on a year to year basis
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unless Anthony Holdings or Bain provides written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof; provided that the Term shall automatically
                                   --------
expire, and no further payment will be due hereunder, upon consummation of (i) a sale of all or substantially all of the assets of the Companies and their subsidiaries, (ii) a sale of all or substantially all of the partnership interests of the Companies or (iii) a merger, consolidation or other transaction which accomplishes one of the foregoing. If this Agreement is terminated before the end of the Term or any extension thereof by the agreement of the parties, such termination shall be without compensation after payment of accrued but unpaid fees and expenses, and Bain agrees not to request, demand or accept any compensation or consideration in connection therewith.

          2.   Services.  Bain shall perform or cause to be performed such
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services for the Companies, their subsidiaries and affiliates as directed by the
Board of Managers of the Companies' general partner (the "Board"), which may
                                                          -----
include, without limitation, the following:

          (a)  general executive and management services;

          (b) identification, support, negotiation and analysis of acquisitions and dispositions by the Companies, their subsidiaries or affiliates;

          (c) negotiating, entering into, modifying and terminating contracts and agreements to which the Companies and their subsidiaries are (or are to become) a party;
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          (d)  support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

          (e) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

          (f) marketing functions, including monitoring of marketing plans and strategies;

          (g) human resource functions, including searching and hiring of executives; and

          (h) other services for the Companies, their subsidiaries and affiliates upon which the Board and Bain agree.

          3.   Advisory Fee.  Payment for services rendered by Bain and/or its
               ------------
affiliates incurred in connection with the performance of services pursuant to this Agreement shall initially be $1,000,000 per annum (subject to increase as determined from time to time by a majority vote of the Board, so long as one non-Bain appointed director votes in favor of such increase), plus reasonable out-of-pocket expenses of Bain and/or its affiliates, payable by the Companies to Bain or its designees on a calendar quarterly basis in advance (with the first payment of such fee to be paid on the date hereof on a pro rata basis based on the number of days remaining until the next calendar quarter begins divided by the number of days in the current calendar quarter) so long as Bain and/or its affiliates (or its/their permitted assignee) is providing services as requested by the Board. If at any time when a payment is due under this Agreement the Companies (i) do not have sufficient available cash to make such payment or (ii) are prohibited from making such payment pursuant to the terms of the Companies' loan agreements, part or all of such payment, as the case may be, shall be deferred. Any amount so deferred shall be added to the amount due under this Agreement in the quarter following the quarter in which the amount was deferred.

          4.   Transaction Fees.
               ----------------

          (a) Upon the closing of the Recapitalization Agreement, the Companies shall pay to Bain or its designees a fee for services rendered in connection with the structuring of the Recapitalization Agreement in the amount of 1% of the total uses of funds for the transactions contemplated therein.

          (b) In addition, during the term of this Agreement, the Companies shall pay to Bain or its designees a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Companies, their subsidiaries or its affiliates (but excluding sales and purchases of equipment in the ordinary course of business) in an amount equal to 1% of the aggregate value of such transaction, plus reasonable out-of-pocket expenses of Bain and/or its affiliates for its services in negotiating, analyzing, arranging financing and executing such acquisitions and, divestitures; provided that such 1% transaction fee may be increased
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     from time to time by a majority vote of the Board (so long as one non-Bain appointed director votes in favor of such increase) to reflect industry practice with respect to such fees.

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          5.   Personnel.  Bain shall provide and devote to the performance of
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this Agreement such partners, employees and agents of Bain as Bain shall deem appropriate to the furnishing of the services required.

          6.   Liability.  Neither Bain nor any of its affiliates, stockholders,
               ---------
partners, employees or agents shall be liable to the Companies or their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Bain, its affiliates, stockholders, partners, employees or agents acting within the scope of their employment or authority.

          7.   Indemnity.  The Companies, their subsidiaries and affiliates
               ---------
shall defend, indemnify and hold harmless each of Bain, its affiliates, stockholders, partners, employees and agents from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from
                                                      ------
any act or omission of Bain, its affiliates, stockholders, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Bain, its affiliates, stockholders, partners, employees or agents. The Companies, their subsidiaries and affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Companies, their subsidiaries or affiliates and Bain, its officers, directors, affiliates, stockholders, partners, employees or agents or in which Bain, its affiliates, stockholders, partners, employees or agents may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Bain, its affiliates, stockholders, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Bain, its affiliates, stockholders, partners, employees or agents, then Bain shall reimburse the Companies, their subsidiaries and affiliates for the costs of defense and other costs incurred by the Companies, their subsidiaries and affiliates.

          8.   Notices. All notices, demands and other communications to be
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given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after being sent by reputable overnight courier service (charges prepaid).

          To the Companies:
          ----------------

               Anthony Crane Rental, L.P.
               1165 Camp Hollow Road
               West Mifflin, PA 15122
               Attention:  David Mahokey

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          with a copy to (which shall not constitute notice hereunder):

               Mark C. Coulson
               Williams Coulson
               Two Chatham Center, 15th Floor
               Pittsburgh, PA  15219

          If to Bain:
          ----------

               c/o Bain Capital, Inc.
               Two Copley Place
               Boston, Massachusetts  02116
               Attention:  Paul Edgerley
                           Andrew Balson

          with a copy to (which shall not constitute notice hereunder):

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois  60601
               Attention:  James L. Learner
                           E. Paul Quinn


          9.   Assignment.  Neither party may assign any obligations hereunder
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to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided that Bain may, without
                                             --------
consent of either of the Companies, assign its rights and obligations under this Agreement to any of its affiliates (but only if such affiliate is a person or entity controlled by Bain, or in the case of an affiliate which is a partnership, Bain is the ultimate general partner of such partnership). The assignor shall remain liable for the performance of any assignee.

          10.  Successors.  This Agreement and all the obligations and benefits
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hereunder shall inure to the successors and assigns of the parties.

          11.  Counterparts.  This Agreement may be executed and delivered by
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each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

          12.  Entire Agreement; Modification; Governing Law.  The terms and
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conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the

                                      -4-
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State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                           *     *     *     *     *

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     IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.


                              ANTHONY CRANE RENTAL HOLDINGS, L.P.

                              By:  ACR Management, L.L.C., its general partner

                              By:  /s/ Andrew S. Balson
                                  --------------------------------------------
                              Its: Secretary
                                  --------------------------------------------

                              ANTHONY CRANE RENTAL, L.P.

                              By:  ACR Management, L.L.C., its general partner

                              By:  /s/ Andrew S. Balson
                                  --------------------------------------------
                              Its: Secretary
                                  --------------------------------------------

                              BAIN CAPITAL, INC.

                              By:  Bain Capital Investors VI, L.P.
                              Its: General Partner


                              By:  Bain Capital Investors VI, Inc.
                              Its: General Partner


                              By: /s/ Robert C. Gay
                                 ---------------------------------------------
                                   A Managing Director